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TEAMSTAFF, INC.                             CCG INVESTOR RELATIONS
300 Atrium Drive                            15300 Ventura Boulevard, Suite 303
Somerset, NJ  08873                         Sherman Oaks, CA 91403
(732) 748-1700                              (818) 789 0100
T. KENT SMITH, PRESIDENT & CEO              CROCKER COULSON
                                            PARTNER

             TEAMSTAFF COMPLETES ACQUISITION OF NURSING INNOVATIONS

Somerset, NJ - November 15, 2004- TeamStaff, Inc. (NASDAQ: TSTF), one of the
nation's leading providers of healthcare staffing and specialty payroll services, announced today that its medical staffing subsidiary, TeamStaff Rx,
Inc. has completed the purchase of certain of the assets of Nursing Innovations,
Inc., a Memphis, Tennessee-based provider of travel and per diem nurses.

Commenting on the transaction, T. Kent Smith, TeamStaff's President and CEO, stated, "The capital raised as part of our recently completed private placement has already allowed us to begin to execute on the acquisitive side of our growth strategy. Our acquisition of Nursing Innovations truly expands our reach into registered nurse staffing and helps us meet our goal of becoming a one-stop provider of travel healthcare staffing services for our clients. As patient protection measures increase and as more registered nurses reach retirement, we anticipate that the demand for temporary travel nurses will increase substantially," stated Mr. Smith. "We are now in a strong position to capitalize on this demand." Nursing Innovations' Memphis, Tennessee staff will become
TeamStaff employees. "We are pleased to have such an enthusiastic group of individuals join our team and expand our marketing and service reach throughout the Southeast," concluded Mr. Smith.

W. Lee Booth, Nursing Innovations' President and founder, stated, "The feedback we have received from our clients and nurses regarding the transaction has been extremely positive. Many of our clients have been requesting help with their allied staffing needs. With TeamStaff Rx's reputation and market position in allied healthcare staffing, we will be in a great position to fill these orders.
Our nurses are also looking forward to additional assignment options we expect from TeamStaff Rx's significant footprint of client facilities across the nation. Increased assignment choices should enhance our recruitment and retention efforts."

Mr. Booth continued, "I am excited to be staying on as President of TeamStaff
Rx's new Nursing Innovations division. As a former ER nurse, I've worked plenty of stressful shifts myself and I know our clients and nurses will appreciate having a nurse's voice at the table. Nursing Innovations has grown dramatically over the years by offering outstanding service. Our honesty, integrity and personal touch help to differentiate us in a very competitive industry.
TeamStaff Rx and Nursing Innovations share the same core values and I am particularly pleased with the cultural fit between our two organizations."

The terms of the agreement provided for TeamStaff Rx to acquire certain assets and goodwill from Nursing Innovations and its primary shareholder. The combined purchase price was approximately $1.8 million, of which $180,000 will be held in an escrow account for a period of one year to provide security for the sellers'
indemnification obligations. The purchase price is subject to downward adjustment based on the percentage of former Nursing Innovations business that successfully transfers to TeamStaff Rx. In addition, there are certain deferred purchase price provisions which may increase the total purchase price based upon on the performance of the former Nursing Innovations business during the two years following closing of the transaction. Closing of the transaction was effective as of November 14, 2004.

About TeamStaff, Inc.

Headquartered in Somerset, New Jersey, TeamStaff serves clients and their employees throughout the United States as a full-service provider of payroll and medical staffing solutions.

TeamStaff Rx provides medical allied health professionals and nurses to doctors'
offices and medical facilities throughout the United States on a temporary or permanent basis and offers programs and services designed to assist medical facilities in managing their temporary staffing costs. DSi Payroll Services,
TeamStaff's payroll processing division, provides customized payroll management and tax filing services to select industries, such as construction and general contracting.

For more information, visit the TeamStaff web site at www.teamstaff.com.

This press release contains "forward-looking statements" as defined by the
Federal Securities Laws. TeamStaff's actual results could differ materially from those described in such forward-looking statements as a result of certain risk factors, including but not limited to: (i) regulatory and tax developments; (ii)
changes in direct costs and operating expenses; (iii) the estimated costs and effectiveness of capital projects and investments in technology infrastructure;
(iv) ability to effectively implement its business strategies and operating efficiency initiatives, including, but not limited to, its business, acquisition and growth strategy for TeamStaff Rx; (v) ability to complete potential acquisitions and integrate them effectively; (vi) the effectiveness of sales and marketing efforts, including TeamStaff's marketing arrangements with other companies; (vii) ability to retain qualified management personnel; (viii)
changes in the competitive environment in the temporary staffing and payroll processing industry, including competition for qualified temporary medical staffing personnel; (ix) the favorable or unfavorable development of workers'
compensation claims covered under TeamStaff's workers' compensation programs;
and (x) other one-time events and other important factors disclosed previously and from time to time in TeamStaff's filings with the U.S. Securities and
Exchange Commission. These factors are described in further detail in
TeamStaff's filings with the U.S. Securities and Exchange Commission.

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